NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. FILES
FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2008

AUSTIN, TX, May 5, 2009 – Stratus Properties Inc. (NASDAQ: STRS) announced today that on May 5, 2009, the Company filed its Form 10-Q for the quarterly period ended September 30, 2008.

Stratus reported a net loss of $0.4 million, $0.05 per share, for the third quarter of 2008, compared to a net loss of $0.2 million, $0.03 per share, for the third quarter of 2007. For the nine months ended September 30, 2008, Stratus reported a net loss of $1.5 million, $0.20 per share, compared with net income of $1.2 million, $0.15 per share, for the nine months ended September 30, 2007.

In connection with reporting its interim financial results for the quarterly period ended September 30, 2008, Stratus reviewed its accounting for capitalized interest and determined that the manner in which it had previously accounted for certain interest costs was not in accordance with Statement of Financial Accounting Standards (SFAS) No. 34, “Capitalization of Interest Costs.” Following completion of an analysis to quantify the effect of this matter, Stratus has revised previously reported 2007 comparative amounts included in its September 30, 2008 Form 10-Q to correct for the effect of this item. The after-tax effect of the adjustments decreased Stratus’ net loss by $0.1 million ($0.02 per share) for the three months ended September 30, 2007 and increased net income by $0.5 million ($0.07 per share) for the nine months ended September 30, 2007. The cumulative adjustments decreased Stratus’ accumulated deficit by $4.2 million at December 31, 2007.

For additional information regarding Stratus’ third-quarter and nine-month 2008 results and an update of Stratus’ development activities, refer to Stratus’ Form 10-Q for the quarterly period ended September 30, 2008, filed today with the Securities and Exchange Commission.

Stratus continues to work diligently to complete its annual report on Form 10-K for the year ended December 31, 2008.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate located primarily in the Austin, Texas area.
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A copy of this release is available on Stratus’ web site, www.stratusproperties.com.
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